                                                                     Exhibit 2.1

                       ACQUISITION AND MERGER AGREEMENT

                                 BY AND AMONG

                          THE INTERCEPT GROUP, INC.,
                            a Georgia corporation,

                            ACE ACQUISITION CORP.,
                            a Georgia corporation,

                                      AND

                 ADVANCED COMPUTER ENTERPRISES, INCORPORATED.,
                           a Tennessee corporation,

                                      AND

                                  AL SHIVER,
                               sole shareholder

                             DATED AUGUST 29, 2000

                               TABLE OF CONTENTS

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                                                                                                              PAGE
                                                                                                              ----
ARTICLE 1  THE MERGER.....................................................................................       2

         Section 1.1.   Merger Transaction................................................................       2
         Section 1.2.   Effective Time of the Merger......................................................       2
         Section 1.3.   Terms and Conditions; Conversion of Shares........................................       3

ARTICLE 2  PURCHASE PRICE; EXCHANGE OF SHARES.............................................................       3

         Section 2.1.   Purchase Price; Payment for Shares................................................       3
         Section 2.2    Rights of Former the Company Shareholder..........................................       3
         Section 2.3.   Establishment of Escrow...........................................................       4

ARTICLE 3  REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE SHAREHOLDER..............................       4

         Section 3.1.   Authorization; Organization.......................................................       4
         Section 3.2.   Capitalization; Structure.........................................................       6
         Section 3.3.   Financial Statements..............................................................       6
         Section 3.4.   Undisclosed Liabilities...........................................................       6
         Section 3.5.   Real Property.....................................................................       8
         Section 3.6.   Litigation........................................................................       9
         Section 3.7.   Intellectual Property.............................................................       9
         Section 3.8.   Adequacy of Technical Documentation...............................................      10
         Section 3.9.   Third-Party Components in Software................................................      10
         Section 3.10.  Third-Party Interests or Marketing Rights in Software.............................      11
         Section 3.11.  Licenses..........................................................................      11
         Section 3.12.  Compliance with Laws..............................................................      11
         Section 3.13.  Insurance.........................................................................      11
         Section 3.14.  Material Contracts................................................................      12
         Section 3.15.  Brokers, Finders, etc.............................................................      12
         Section 3.16.  Taxes.............................................................................      12
         Section 3.17.  Pension and Employee Benefit Plans................................................      14
         Section 3.18.  Labor and Employment Matters......................................................      15
         Section 3.19.  Environmental Matters.............................................................      16
         Section 3.20.  Agreements Affecting Competition..................................................      17
         Section 3.21.  Transactions with Related Parties.................................................      17
         Section 3.22.  Major Vendors and Customers.......................................................      18
         Section 3.23.  Absence of Certain Commercial Practices...........................................      18
         Section 3.24.  Accounts Receivable...............................................................      18
         Section 3.25.  Disclosure........................................................................      18
         Section 3.26.  Year 2000.........................................................................      18
         Section 3.27.  Securities Law Representations....................................................      19
         Section 3.26.  Shareholder' Additional Representations...........................................      20

                                      -i-
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
ARTICLE 4  REPRESENTATIONS AND WARRANTIES OF BUYER AND INTERCEPT.............................................. 22


ARTICLE 5  COVENANTS AND AGREEMENTS OF THE PARTIES............................................................ 24

         Section 5.1.   Shareholder Approved by Unanimous Consent............................................. 24
         Section 5.2.   Affiliates............................................................................ 24
         Section 5.3.   Pooling of Interests.................................................................. 25
         Section 5.4.   Employee Benefit Plans................................................................ 25
         Section 5.5    Tax Free Status....................................................................... 26

ARTICLE 6 CONDITIONS PRECEDENTS TO MERGER SUB'S AND INTERCEPT'S OBLIGATIONS................................... 26

         Section 6.1.   Accuracy of Representations........................................................... 26
         Section 6.2.   Performance of the Company and Shareholder............................................ 26
         Section 6.3.   Material Changes...................................................................... 26
         Section 6.4.   Absence of Litigation................................................................. 26
         Section 6.5.   Certificates of the Company and Shareholder........................................... 26
         Section 6.6.   Corporate Approval.................................................................... 27
         Section 6.7.   Approvals............................................................................. 27
         Section 6.8.   Opinion of Counsel.................................................................... 27
         Section 6.9.   Pooling............................................................................... 27
         Section 6.10.  Escrow Agreement...................................................................... 27
         Section 6.11.  Nonsolicitation and Confidentiality Agreements........................................ 27

ARTICLE 7  CONDITIONS PRECEDENT TO THE COMPANIES' AND THE SHAREHOLDER'S OBLIGATIONS........................... 27

         Section 7.1.   Accuracy of Representations........................................................... 27
         Section 7.2.   Performance of Merger Sub and Intercept............................................... 28
         Section 7.3.   Absence of Litigation................................................................. 28
         Section 7.4.   Certificates of the Merger Sub........................................................ 28
         Section 7.5.   Corporate Approval.................................................................... 28
         Section 7.6.   Third Party Approvals................................................................. 28
         Section 7.7    Registration Rights Agreement......................................................... 28

ARTICLE 8  CLOSING............................................................................................ 28

         Section 8.1.   Time and Place of Closing............................................................. 29
         Section 8.2.   Deliveries by the Company............................................................. 29
         Section 8.3.   Deliveries by Buyer................................................................... 29
         Section 8.4.   Post Closing Deliveries and Power of Attorney......................................... 30

ARTICLE 9  SURVIVAL; INDEMNIFICATION.......................................................................... 30

         Section 9.1.   Survival.............................................................................. 30
         Section 9.2.   Indemnification....................................................................... 31

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
         Section 9.3.    Procedure for Third-Party Claims...................................................... 32

ARTICLE 10  OTHER AGREEMENTS................................................................................... 33

         Section 10.1.   Effective Date........................................................................ 33
         Section 10.2.   Arbitration........................................................................... 33

ARTICLE 11  MISCELLANEOUS...................................................................................... 34

         Section 11.1.   Integration; Severability............................................................. 34
         Section 11.2.   Expenses.............................................................................. 34
         Section 11.3.   Notices............................................................................... 34
         Section 11.4.   Public Announcements.................................................................. 35
         Section 11.5.   Invalidity of any Part................................................................ 35
         Section 11.6.   Remedies.............................................................................. 35
         Section 11.7.   Assistance of Counsel................................................................. 36
         Section 11.8.   Governing Law and Jurisdiction........................................................ 36
         Section 11.9.   Assignment; Amendments; Binding Agreement............................................. 36
         Section 11.10.  Counterparts; Facsimiles.............................................................. 36

                       ACQUISITION AND MERGER AGREEMENT
                       --------------------------------

     THIS ACQUISITION AND MERGER AGREEMENT ("Agreement") is dated as of August 29, 2000, by and among The InterCept Group, Inc., a Georgia corporation ("InterCept"), ACE Acquisition Corp., a Georgia corporation and wholly-owned subsidiary of InterCept ("Merger Sub"), Advanced Computer Enterprises, Incorporated, a Tennessee corporation (the "Company"), and Al Shiver, a resident of the State of Tennessee (the "Shareholder").

                             W I T N E S S E T H:
                             - - - - - - - - - -

     WHEREAS, subject to the terms and conditions of this Agreement, the Shareholder, the Company , InterCept and Merger Sub desire and deem it in their respective best interests that the Company be merged with and into Merger Sub (the "Merger"); and

     WHEREAS, the Shareholder owns all of the outstanding capital stock of the Company; and

     WHEREAS, the parties intend that the Merger qualify as a tax-free transaction pursuant to Section 368(a) of the Internal Revenue Code of 1986, as amended, and that the Merger be accounted for as a pooling of interests; and

     WHEREAS, the Board of Directors of the Company has recommended approval of the Merger by the Shareholder and the Shareholder has adopted as of the date hereof the Merger and other transactions contemplated hereby by unanimous written consent.

     NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, the parties hereto agree as follows:

                                   ARTICLE 1
                                  THE MERGER
                                  ----------

     Section 1.1.   Merger Transaction.  Subject to the terms and conditions
                    ------------------
hereof, the parties hereto agree that the Company shall be merged with and into Merger Sub in accordance with the applicable provisions of the Georgia Business Corporation Act (the "GBCA") and the Tennessee Business Corporation Act (the "TBCA"), and the separate existence of the Company shall thereupon cease. Merger Sub shall be the surviving corporation in the Merger (the "Surviving Corporation") and shall be a wholly-owned subsidiary of InterCept. Subject to the terms and conditions hereof, the parties hereto shall take all actions necessary in accordance with applicable law and their respective Articles of Incorporation or Charter, as the case may be, and Bylaws to cause the Merger to be consummated.

     Section 1.2.   Effective Time of the Merger.  The Merger shall become
                    ----------------------------
effective on the date and time (the "Effective Time") that the Articles of Merger (the "Articles of Merger") in the form attached hereto as Exhibit 1.2 become effective with the Secretary of
                            -----------
State of Georgia in accordance with the applicable provisions of the GBCA and the Secretary of State of Tennessee in accordance with applicable provisions of the TBCA.

     Section 1.3.   Terms and Conditions; Conversion of Shares.  The effect of
                    ------------------------------------------
the Merger on the Articles of Incorporation, Bylaws, directors and officers of the Surviving Corporation, and the manner and basis of converting the shares of capital stock of the Company into common stock of InterCept, shall be as set forth in the Plan of Merger executed by the Merger Sub and the Company and attached hereto as Exhibit 1.3.
                   -----------


                                   ARTICLE 2
                      PURCHASE PRICE; EXCHANGE OF SHARES
                      ----------------------------------

     Section 2.1.   Purchase Price; Payment for Shares.  In exchange for all
                    -----------------------------------
the outstanding capital stock of the Company, $50.00 par value per share (the "Company Common Stock"), InterCept shall issue and deliver 350,000 shares (the "Merger Shares") of InterCept's common stock, no par value (the "InterCept Common Stock"), subject to the escrows provided pursuant to Section 2.3 below. Subject to the provisions of this Article 2, at the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, the shares of the constituent corporations shall be converted as follows:

          (a) Each share of InterCept Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time.

          (b) Each share of common stock, no par value, of Merger Sub ("Merger Sub Common Stock") issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time.

          (c) All shares of Company Common Stock (collectively, the "Company Common Stock") held in the treasury, if any, immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof and no stock or cash shall be delivered or deliverable in exchange therefor.

     Section 2.2.   Rights of Former Company Shareholder.  (a) At the Effective
                    ------------------------------------
Time, the stock transfer books of the Company shall be closed as to holders of Company Common Stock immediately prior to the Effective Time, and no transfer of Company Common Stock by any such holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 2.2(b) of this Agreement, each certificate theretofore representing shares of Company Common Stock shall from and after the Effective Time represent for all purposes only the right to receive the consideration provided in Section 2.1 and
2.3 of this Agreement in exchange therefor.

     (b) At the Closing or immediately after the Effective Time, each holder of shares of Company Common Stock issued and outstanding at the Effective Time shall surrender the certificate or certificates representing such shares to InterCept or Merger Sub and shall promptly upon surrender thereof receive in exchange therefor the consideration provided in Section 2.1 of this Agreement (less the Escrow Shares delivered to the Escrow Agent pursuant to Section 2.3 hereof). InterCept and Merger Sub shall not be obligated to deliver the consideration to which any former holder of Company Common Stock is entitled as a result of the Merger until such holder surrenders such holder's certificate or certificates representing the shares of Company Common Stock for exchange as provided in this Section 2.2(b). The certificate or certificates of Company Common Stock so surrendered shall be duly endorsed as the Merger Sub or InterCept may require.

     Section 2.3.   Establishment of Escrow.
                    -----------------------

          (a) Five percent (5%) of the aggregate Merger consideration to be paid pursuant to Section 2.1(c) by InterCept and Merger Sub shall be delivered at Closing to First Union National Bank (the "Escrow Agent"), which shall hold such shares (the "Escrow Shares") in escrow (the "Escrow") pursuant to the terms of the Escrow Agreement in the form of Exhibit 2.3(a) (the "Escrow
                                             --------------
Agreement").

          (b) Prior to the Effective Time on the Closing Date, InterCept, the Escrow Agent, and the Shareholder shall enter into the Escrow Agreement in order to establish terms and conditions regarding the use of Escrow Shares to satisfy indemnification pursuant to Article 9 of this Agreement. At the Effective Time, InterCept shall deliver to the Escrow Agent that number of Escrow Shares in accordance with the provisions of Sections 2.1 and 2.3 of this Agreement.


                                   ARTICLE 3
                   REPRESENTATIONS AND WARRANTIES OF COMPANY
                   -----------------------------------------
                              AND THE SHAREHOLDER
                              -------------------

     The Company and the Shareholder hereby represent and warrant to Merger Sub and InterCept as follows:

     Section 3.1.   Authorization; Organization.
                    ---------------------------

          (a) The Company is a corporation duly organized and validly existing and in good standing under the laws of the State of Tennessee and has all requisite corporate power and authority to own, lease or operate its properties and assets and to carry on its business as now being conducted. The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the nature of property owned or leased by it or the conduct of its business requires it to be so qualified, except where the failure to do so would not have a material adverse effect on its business, operations, properties, assets or condition, financial or otherwise (a "Material Adverse Effect").

          (b) The Company has full corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger and the other transactions provided for herein and in the Articles of Merger, the Plan of Merger, and all other documents and agreements executed in connection herewith and therewith (collectively, the "Merger Documents"). The Board of Directors of the Company and the Shareholder have unanimously approved the execution, delivery and performance of this Agreement and the consummation of the transactions provided for herein.

          (c) This Agreement has been duly and voluntarily executed and delivered by the Company and the Shareholder and constitutes the legal, valid and binding obligations of each of them, enforceable in accordance with its terms.

          (d) The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not conflict with or result in a violation, breach, default, right to accelerate or increase in obligations under the Company's Charter or Bylaws, any law or statute or any order, judgment or decree by which the Company is bound by name or any license, lease or other agreement to which the Company is a party or by which its assets and business may be affected.

          (e) The Company's Charter, Bylaws and stock book and, in all material respects, its minute books are complete and correct and contain all amendments thereto to date, a record of all corporate proceedings of the Company, and a record of all stock issuances and transfers of the Company.

          (f) The Company does not have any subsidiaries and never has had any subsidiaries, except as set forth on Schedule 3.1(f). The Company does not
                                     ---------------
conduct nor ever has conducted any business under any trade name or other fictitious name.

          (g) The Company is not a party to any joint venture or other similar agreement or arrangement that involves any sharing of profits of the Company or its assets or is similar to or competitive with the business.

          (h) The Shareholder is the sole record and beneficial owners of the Company Common Stock, and such Company Common Stock is free and clear of all mortgages, liens, pledges, security interests, charges, proxies, claims, restrictions, options and encumbrances of any nature whatsoever (collectively, "Liens"). The Shareholder has the full legal right, power and authority to vote the shares of Common Stock held by him. The Shareholder has not transferred or assigned any right, power or authority with respect to any shares of Company Common Stock to any other person or entity.

     Section 3.2.   Capitalization; Structure.
                    -------------------------

          (a) The authorized capital stock of the Company consists of 10,000 authorized shares of Company Common Stock, of which 3,723 shares are issued and outstanding. All of the outstanding shares of Company Common Stock have been duly and validly authorized and issued, and are all fully paid and nonassessable. No shares of the Company's capital stock have been issued in violation of any preemptive rights, any rights of first refusal or any similar restrictions. There are no: (i) outstanding options (including phantom options), warrants or other rights (including preemptive rights) of any kind relating to the sale, issuance or voting of any shares of capital stock of the Company; (ii) securities convertible into, exchangeable for or evidencing the right to purchase any such shares; or (iii) contracts, commitments, agreements, understandings or arrangements of any kind relating to the issuance, transfer or voting of such shares, any such convertible or exchangeable securities or any such options, warrants or rights.

          (b) All transactions whereby the Company repurchased, redeemed, canceled or reacquired shares of its capital stock and the solicitation of shareholder consents in connection with this Agreement have been effected in compliance with all applicable corporate and securities laws, and documentation prepared by or on behalf of the Company in connection therewith did not include any untrue statement of any material fact or omit to state any material fact necessary to make the statements made therein correct and complete.

     Section 3.3.   Financial Statements.  Attached hereto as Exhibit 3.3(a) is
                    --------------------                      --------------
a true and complete copy of the audited balance sheets of the Company at December 31, 1999, 1998, and 1997 and related audited statements of operations, changes in stockholders' equity and cash flows and the unaudited balance sheet of the Company at July 31, 2000, and the related unaudited statements of operations, changes in stockholders' equity and cash flows for the period ended July 31, 2000, including related footnotes (collectively, the "Financial Statements"). The Financial Statements:

          (a) have been prepared from, and are in accordance with, the books and records of the Company;

          (b) fairly present the financial position, results of operations and cash flows of the Company as of and for the periods set forth therein; and

          (c) have been prepared in accordance with generally accepted accounting principles ("GAAP") consistently applied throughout the indicated periods (except that, in the case of the monthly unaudited Financial Statements, there are no footnotes).

     Section 3.4.   Undisclosed Liabilities.
                    -----------------------

          (a) Other than as shown on Schedule 3.4(a), the Company does not have
                                     ---------------
any material liabilities or obligations of any nature, known or which reasonably should be known

(whether accrued, absolute, contingent or otherwise) ("Liabilities") that would, individually or in the aggregate have a Material Adverse Effect on the Company.

          (b) Since January 1, 1993, the Company has conducted its business only in the normal course and has not:

               (i) suffered any physical damage, destruction or casualty loss (whether or not such loss or damage shall have been covered by insurance) which adversely affects the properties, business or prospects of the Company, or suffered any deterioration in the operating condition of any physical assets of the Company, normal wear and tear excepted;

               (ii) incurred, created, assumed or guaranteed any liability or obligation of any nature (whether absolute, accrued, contingent or otherwise), except in the ordinary course of business;

               (iii) increased, or made any change in any assumptions underlying the method of calculating, any bad debt, contingency or other reserves;

               (iv) made any change in the method of valuing assets included in the Financial Statements;

               (v) made any change in any method of accounting or keeping its books of account or accounting practices or systems of internal accounting controls;

               (vi) paid, discharged or satisfied any liability or obligation (whether absolute, accrued, contingent or otherwise), other than by payment, discharge or satisfaction in the ordinary course of business;

               (vii) permitted or allowed any of its assets (real, personal or mixed, tangible or intangible) to be subjected to any Lien;

               (viii) written down the value of any inventory or written off as uncollectible any notes or accounts receivable, except for write-downs and write-offs in the ordinary course of business;

               (ix) canceled or waived any claims or rights, or sold, transferred, distributed or otherwise disposed of any assets or properties, except in the ordinary course of business;

               (x) experienced any strike, walkout, similar labor trouble or other similar event; or

               (xi) increased the salaries or other remuneration payable or to become payable to, or made any advance (excluding advances for ordinary business expenses) or loan to, any officer, director, employee or shareholder (except normal merit increases made in the ordinary course of business and consistent with past practice), or established, made any increase in, or any addition to, other benefits (including, without limitation, any Employee Plans, as defined in Section 3.17 below) to which any of them may be entitled, or made any payments to any Employee Plan, except payments in the ordinary course of business and consistent with past practice, or entered into any agreement, arrangement or transaction with any such person not in the ordinary course of business, or failed to make any required payment under any Employee Plan.

     Section 3.5.   Real Property.  The Company does not own any real property
                    -------------
other than as set forth in Schedule 3.5 (the "Owned Real Property", together with all buildings and improvements thereon, the "Facilities").

          (a) Title and Other Matters.  The Shareholder has made available to
              -----------------------
     InterCept true, correct, and complete copies of the following with respect to each parcel of Owned Real Property: the deed evidencing the Company's ownership; each encumbrance thereon reflected in a written instrument; each instrument (if any) evidencing a grant by or to the Company of an option to purchase or lease such parcel; each lease and leasehold mortgage (if any) with respect to such parcel; and any surveys with respect to such parcel. The Company owns with good and marketable title the real property that it purports to own, including all of the properties and assets reflected in the Financial Statements, except for encumbrances and other matters set forth in the Schedule 3.5(a)(i), and no real property owned, leased or used
                  ------------------
     by the Company is subject to: any governmental decree or order (or threatened or proposed order known to the Company) to be sold, condemned or otherwise taken by public authority, or any rights of way, building use restrictions, exceptions, variances, reservations or limitations of any nature whatsoever, not of record. Except as set forth in Schedule
                                                               --------
     3.5(a)(ii), there are no agreements by the Company as lessor or sub-lessor
     ----------
     granting to any third-party the right to use any of the Owned Real Property and no person has any ownership interest or option or right of first refusal to acquire any ownership interest in any of the Owned Real Property or any of the Facilities. No assessment for public improvements has been made against the Owned Real Property which remains unpaid, except for any assessments payable in installments that are not yet due and which are reflected on the Financial Statements. There are no easements traversing or contiguous to any of the Owned Real Property which interfere with the use and operation of the Owned Real Property.

          (b) Condition.  The Facilities are in good condition and repair, in
              ---------
     satisfactory working order, are suitable for use in the Company's business as presently conducted, have been maintained in accordance with reasonable maintenance procedures, and are structurally sound with no material defects. The heating, air conditioning, sewer, plumbing, drainage, mechanical, electrical and other systems in or relating to the Facilities are in good working order, the roofs of all of the buildings of the Facilities are in good repair, each building of the Facilities is free from damage by termite and insect infestations, and the structural supports and members of the Facilities are sound and in good repair. There are no latent defects in or to the Facilities or any portion thereof. There are no problems or deficiencies in any utility services to any of the Facilities including, without limitation, electrical, gas, water, sewer and telephone, and all public utilities required for the operation of the Facilities either enter the Facilities through adjoining public streets or, if they pass through adjoining private land, do so in accordance with valid easements. Upon the request of InterCept, Shareholder will provide information in their possession or available to him without unreasonable expense to the Shareholder concerning the age of items described above.

          (c) Compliance.  To the best knowledge of the Company and the
              ----------
     Shareholder, all of the improvements of or on the Facilities are located within the boundaries of the Owned Real Property and comply with any applicable zoning setback requirements unique to the Facilities, unless waived or approved as a proper non-conforming use by the governmental unit designated to control such matters; the present use of the Facilities is in compliance with all applicable zoning ordinances, building codes, fire codes, or health department ordinances pertaining thereto; the Facilities are in compliance with all federal, state and local laws and ordinances relating to clean air, water, waste disposal, toxic substances and other environmental regulations; the Facilities are in compliance with all laws and ordinances relating to occupational health and safety; and the Company has not received any notices of any purported violations of any of the foregoing.


          (d) Certain Deliveries.  The Shareholder shall deliver or cause to be
              ------------------
     delivered to the InterCept at the Closing possession and occupancy of the Facilities, subject only to any encumbrances, and shall deliver or cause to be delivered all repair and maintenance records, along with any plans and specifications available to Shareholder pursuant to which the Facilities were constructed.

     Section 3.6.   Litigation.  There are no suits, claims, investigations or
                    ----------
proceedings pending or threatened against the Company, its officers or directors in their capacities as officers or directors, the Shareholder or any other person or entity for whom the Shareholder or the Company may be vicariously liable at law or in equity. The Shareholder is not subject to, and the Company is not operating under or subject to, any order, writ, injunction or decree of any court or governmental authority in which any of them is named.

     Section 3.7.   Intellectual Property. The Company conducts an active
                    ---------------------
business using proprietary application software products and systems and provides data processing, imaging and related services utilizing such products and systems (the "Software Programs"), and in connection therewith the Company has developed certain related technical documentation and user reference manuals (the "Documentation"). The Software Programs and the

Documentation are collectively referred to as the "Software." The Software Programs and Documentation are listed in Schedule 3.7 hereto.
                                         ------------

          (a) Ownership. Except as set forth in Section 3.9, the Company owns
              ---------
all patents, trademarks, service marks, trade names and copyrights (including registrations, licenses and applications pertaining thereto) and all other proprietary information used by the Company in the conduct of its business, including, without limitation, the Software. Schedule 3.7(a) sets forth all
                                             --------------
patents, trademarks, service marks, trade names and copyrights owned or used by the Company and all applications therefor and registrations thereof.

          (b) Ownership and Protection of Software.  All persons who have
              ------------------------------------
contributed to or participated in the conception and development of the Software on behalf of each the Company have been full-time employees of the Company hired to prepare such works within the scope of employment. As a consequence, the Company has all ownership interests in the Software. The Company discloses its source code to employees only on a need-to-know basis in connection with the performance of their duties to the Company. The source code and system documentation comprising the Software have at all times been maintained by the Company in confidence, and the Company has not taken (nor has failed to take) any action which would result in such source code and system documentation not being protectable as a trade secret under applicable law.

          (c) Absence of Claims.  Except as set forth in Schedule 3.7(c), no
              -----------------                          --------------
claims have been asserted by any person to rights in the Software, and no valid basis for any such claim exists. The use of the Software by the Company and its licensees does not infringe on the rights of any person (whether arising under copyright, trade secret, patent, unfair competition or other state or federal laws which protect intellectual property rights). The use by the Company of the patents, trademarks, service marks, trade names and copyrights identified in
Schedule 3.7(a) does not infringe the rights of any person, and no claim has
---------------
been asserted that the use by the Company of any of the foregoing infringes the rights of any person. No claim has been asserted by any person to the effect that any current or former employee of the Company has violated the provisions of any noncompete or nondisclosure agreement with such person, or has disclosed any proprietary information of such person to the Company or any third party.

     Section 3.8.   Adequacy of Technical Documentation.  The Software as
                    -----------------------------------
available to the Company includes the source code, system documentation, programs, compilers, tools, statements of principles of operation, schematics and other information for all Software Programs, as well as any pertinent commentary or explanation that may be reasonably necessary to render such materials understandable and usable by a trained computer programmer.

     Section 3.9.   Third-Party Components in Software.  The Company has validly
                    ----------------------------------
obtained the right and license to use, copy, modify and distribute any third-party programming and materials contained in the Software pursuant to the contracts identified in Schedule 3.9,
                        ------------
subject to no further license fee, royalty or other payment obligations, other than software maintenance payments customarily associated therewith. To the best knowledge of the Company and the Shareholder, the Software contains no other programming or materials in which any third party may claim superior, joint or common ownership, including any right or license. To the best knowledge of the Company and the Shareholder, the Software does not contain derivative works of any programming or materials not owned in their entirety by the Company.

     Section 3.10.  Third-Party Interests or Marketing Rights in Software. The
                    --------------------------------------------
Company has not granted, transferred, or assigned any right or interest in the Software to any person, except pursuant to the contracts identified in Schedule
                                                                       --------
3.9. There are no contracts, agreements, licenses, commitments or arrangements
---
in effect with respect to the marketing, distribution, licensing or promotion of the Software by any independent salesperson, distributor, sublicensor or other remarketer or sales organization, except as set forth in Schedule 3.10.
                                                         -------------

     Section 3.11.  Licenses.  The Company has all government licenses,
                    --------
consents, permits, franchises, approvals and other governmental authorizations ("Licenses") required for its business as currently conducted. No proceeding is pending or threatened seeking the revocation or suspension of any License.

     Section 3.12.  Compliance with Laws.  The Company's businesses have been
                    --------------------
operated and maintained in all material respects in compliance with all statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto. There is not outstanding and, to the Shareholder's best knowledge, there are no threatened orders, writs, injunctions, or decrees of any court, governmental agency, or arbitration tribunal against the Company affecting, involving, or relating to its business or assets. The Company is not in violation of any applicable federal, state, or local law, regulation, ordinance, zoning requirement, governmental restriction, order, judgment, or decree affecting, involving, or relating to its business or assets except where noncompliance has no Material Adverse Effect on the Company (including under ownership by InterCept) or the Company's assets, and neither the Company nor the Shareholder has received any notices of any allegation of any such violation. The foregoing shall be deemed to include laws and regulations relating to the patent, copyright, and trademark laws, state trade secret and unfair competition laws of the U.S. and foreign jurisdictions, environmental laws and to all other applicable laws, including equal opportunity, wage and hour, and other employment matters, and antitrust and trade regulation laws.

     Section 3.13.  Insurance.  Schedule 3.13 lists all policies of casualty,
                    ---------   -------------
liability, workers' compensation, life and other forms of insurance by which the Company is currently insured or has been insured since inception of the Company and includes for each policy in effect the period through which premiums have been paid. All of the policies indicated as in force in Schedule 3.13 are in
                                                        -------------
full force and effect and no notice of cancellation has been received with respect thereto and are sufficient for compliance in all material respects with all requirements of law and all agreements to which the Company is a party.

     Section 3.14. Material Contracts. Schedule 3.14 lists the following
                   ------------------  -------------
agreements (including, without limitation, leases, purchase contracts and commitments) to which the Company is a party or by which the Company or any of its properties is bound:

          (a) all contracts which involve future obligations on the part of the Company in an aggregate amount during any 12 month period exceeding $10,000 in the case of purchase orders and commitments or $5,000 in the case of any other type of contract;

          (b) all joint ventures, sales agency, sales representative or distributorship, broker, franchise, license or similar contracts;

          (c)  all real estate leases and other leases of material assets;

          (d) all notes, bonds, mortgages, security agreements, guarantees and other agreements and instruments for or relating to any lending by the Company in any amount (exclusive of advances to employees for expenses in the ordinary course of business) or any borrowing of $5,000 or more;

          (e) all powers of attorney, guarantees, suretyships or similar agreements given by the Company; and

          (f) all other written material agreements to which the Shareholder is a party or to which any of Company Common Stock may be or become subject.

          Each contract set forth in Schedule 3.14 is valid, binding and
                                     -------------
enforceable in accordance with its terms, and neither the Company , nor the Shareholder nor any other party to any such contract is in material breach or material default of the express written terms of such contracts.

     Section 3.15. Brokers, Finders, etc. Neither the Shareholder nor the
                   ---------------------
Company has employed any broker, finder, consultant or other intermediary in connection with the transactions contemplated by this Agreement who might be entitled to a fee or commission in connection with such transactions. The Company has retained the firm of Gerrish & McCreary, P.C., as counsel in connection with the Merger, and the Company will pay the fees of Gerrish & McCreary, P.C., not to exceed $40,000 plus expenses, at the Closing.

     Section 3.16. Taxes.
                   -----

          (a)  Filing of Tax Returns.  Except as set forth on Schedule 3.16(a),
               ---------------------                          ----------------
the Company has timely filed with the appropriate taxing authorities all returns (including, without limitation, information returns and other material information) in respect of Taxes (as hereinafter defined) required to be filed through the date hereof. All such returns and other information filed are complete and accurate in all material respects. All distributions and expenses made by the Company for salaries and other deductible expenses, as reflected on such returns, are properly categorized thereon.

          (b)  Payment of Taxes.  All Taxes that are due and payable by the
               ----------------
Company (whether or not shown on any return) before the date hereof have been paid. In the opinion of the Company and the Shareholders, an adequate reserve has been established on the Financial Statements for all unpaid Taxes payable by the Company with respect to all periods through the date of such Financial Statements, and the Company is not, in the Shareholder's reasonable judgment, required to reserve for any liability for Taxes in excess of the reserves so established. No portion of the reserve established on the Financial Statements for Taxes reflects any contingent liability or other potential liability for Taxes that are due and payable, or that may become due and payable in the future, as a result of an audit, amended return or otherwise.

          (c)  Audit History.  Except as set forth in Schedule 3.16(c):
               -------------                          ---------------

               (i) no deficiencies for Taxes have been claimed, proposed or assessed by any taxing or other governmental authority against the Company which have not been paid or otherwise finally settled and resolved;

               (ii) The Company has not waived the statute of limitations in respect of any Tax or agreed to any extension of time with respect to the assessment of any Tax; and

               (iii) The Company is not currently under audit with respect to Taxes by any governmental authority, and no such authority in a jurisdiction where the Company does not file Tax returns or pay Taxes has claimed that the Company is required to file Tax returns or otherwise is subject to taxation.

          (d)  Withholding Taxes.  The Company has withheld and paid all Taxes
               -----------------
required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party.

          (e)  Tax Sharing or Allocation Agreements.  The Company is not a party
               ------------------------------------
to or bound by any Tax indemnity, Tax sharing or Tax allocation agreement.

          (f)  Prior Affiliated Groups.  Since January 1, 1993, the Company has
               -----------------------
not been a member of an affiliated group of corporations, within the meaning of
Section 1504 of the Code (as hereinafter defined).

          (g)  Taxes.  For purposes of this Agreement, "Taxes" shall mean all
               -----
federal, state, local, foreign and other taxes, assessments, or other governmental charges, including, without limitation, income, estimated income, business, occupation, franchise, property, sales, gross receipts, excise, employment, or withholding taxes, including interest, penalties and additions in connection therewith.

     Section 3.17. Pension and Employee Benefit Plans.
                   ----------------------------------

          (a) For purposes of this Agreement, the terms set forth below shall have the following meanings:

               (i)    "Code":  The Internal Revenue Code of 1986, as amended,
                       ----
     together with the regulations promulgated thereunder;

               (ii)   "Employee Plans":  All plans, programs, arrangements,
                       --------------
     practices or contracts pursuant to which the Company provides or is obligated to provide or has within the last six years been obligated to provide, directly or indirectly, benefits or compensation to or on behalf of employees or former employees of the Company, whether formal or informal, whether or not written, whether or not terminated, including but not limited to the following:

                      (A) Executive Arrangements -- any bonus, incentive compensation, stock option, deferred compensation, commission, severance, golden parachute or other executive compensation plan, employment contract, arrangement or practice;

                      (B) ERISA plans -- any Pension Plan or Welfare Plan, as defined in Section 3 of ERISA, including but not limited to any multi-employer plan, defined benefit pension plan, profit sharing plan, savings or thrift plan, stock bonus plan, employee stock ownership plan, or any plan, fund, program, arrangement or practice providing for medical hospitalization, accident, sickness, disability, severance pay or life insurance benefits; and

                      (C) Other Employee Fringe Benefits -- any stock purchase, vacation, scholarship, day care, prepaid legal services, severance pay, or fringe benefit plan, program, arrangement, contract, or practice;

               (iii)  "ERISA":  The Employee Retirement Income Security Act of
                       -----
     1974, as amended, and the rulings and regulations thereunder; and

               (iv)   "ERISA Affiliate": A corporation that is or was a member
                       ---------------
     of a controlled group of corporations with the Company or a trade or business that is under common control with the Company or which together with the Company is treated as a single employer, in each case within the meaning of Section 414 of the Code.

          (b)  Schedule 3.17 lists or describes all Employee Plans maintained or
               -------------
contributed to by the Company pursuant to which the Company provides benefits or compensation to or on behalf of employees or former employees of the Company. The Company does not have any ERISA Affiliates.

          (c) Each Employee Plan (and related trust or funding vehicle, if any) has at all times been administered and maintained in accordance with its terms and the applicable law including, without limitation, the filing of Forms 5500 and all other applicable reports.

          (d) To the extent any Employee Plan is subject to approval by any governmental agency, such Employee Plan has received such approval and such approval is current.

          (e) The Company is not subject to, and no facts exist which could subject the Company to, any liability whatsoever which is directly or indirectly related to any Employee Plan, including, but not limited to, liability for benefits payments or related claims (other than the ordinary claims by participants or beneficiaries which have been made for benefits called for under the terms of such Employee Plans), any liability for any Tax or related penalty under the Code, or liability for any damages or penalties arising under Title I or Title IV of ERISA.

          (f) No Employee Plan has engaged in or been a party to any "prohibited transaction" (as defined in ERISA or the Code), and the Company has not incurred, and does not reasonably expect to incur, any liability under Chapter 43 of the Code or Section 502 of ERISA with respect to any Employee Plan.

          (g) No ERISA Welfare Plan provides benefits to former employees of the Company, other than continuation coverage required by Section 4980B of the Code and Section 601 of ERISA.

          (h) There are no pending or threatened claims, suits or other proceedings with respect to any Employee Plan other than the ordinary claims by participants or beneficiaries which have been made for benefits called for under the terms of such Employee Plans and which will be paid under such Employee Plans in the ordinary course.

          (i) There is no requirement that the Merger Sub or InterCept make any further contributions to any Employee Plan after the date of this Agreement, and each Employee Plan which provides benefits to or on behalf of employees or former employees of the Company may be terminated by the Merger Sub or InterCept in its sole discretion without liability of any kind or description whatsoever to Merger Sub, InterCept or any other person, entity or governmental agency.

          (j) The Company is not a party to or obligated under any agreement, plan, contract or other arrangements that will result, separately or in the aggregate, in the payment of any "excess parachute payment" within the meaning of Section 28OG of the Code.

     Section 3.18. Labor and Employment Matters. Except to the extent set forth
                   ----------------------------
in Schedule 3.18:
   -------------

          (a) the Company is not a party to any collective bargaining agreements;

          (b) the Company is in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment, wages and hours, occupational safety and health and is not engaged in any unfair labor or unfair employment practices;

          (c) there is no unfair labor practice, charge or complaint or any other matter against or involving the Company pending or threatened before the National Labor Relations Board or any court of law;

          (d) there is no labor strike, dispute, slowdown or stoppage actually pending or threatened against the Company, and the Company has not experienced any organized work stoppage, organizational drive or other labor difficulty since its inception;

          (e) there are no charges, investigations, administrative proceedings or formal complaints of discrimination (including discrimination based upon sex, age, marital status, race, national origin, sexual preference, handicap or veteran status) pending or threatened before the Equal Employment Opportunity Commission or any federal, state or local agency or court against the Company and no known basis for any such claim exists; and

          (f) there are no citations, investigations, administrative proceedings or formal complaints of violations of local, state or federal occupational safety and health laws pending threatened before the Occupational Safety and Health Review Commission or any federal, state or local agency or court against the Company.

          (g)  Schedule 3.18(g) lists all employment, consulting, loan-out,
               ---------------
retainer or other contracts or agreements involving any person employed by the Company as an employee or independent contractor to which the Company is a party or by which it is bound. the Company is not and no other party to any such agreement or contract is in default with respect to any material term or condition thereof (including the making of contributions and recording services therefor), nor has any event occurred which through the passage of time or the giving of notice, or both, would constitute a default thereunder or would cause the acceleration of any obligation of any party thereto.

          (h)  Schedule 3.18(h) lists the names and current compensation levels
               ---------------
of all employees and consultants of the Company.

     Section 3.19. Environmental Matters.
                   ---------------------

          (a) The operations of the Company comply, and have complied, in all respects with all applicable environmental laws.

          (b) the Company has obtained all environmental, health and safety permits, approvals, licenses and other authorizations necessary for the operation of its business, all of which are valid and in good standing and are not subject to any modification or revocation proceeding, and the Company is in compliance in all respects with all terms and conditions thereof.

          (c) the Company has not received any written notice of any pending or threatened investigation, proceeding or claim to the effect that it is or may be liable to any person, or responsible or potentially responsible for the costs of any remedial or removal action or other cleanup costs, as a result of noncompliance with any applicable environmental laws or arising out of the presence, generation, storage or disposal of hazardous waste, including liability under the Comprehensive Environmental Response, Compensation and Liability Act, as amended, or any state superfund law, and there is no past or present action, activity, condition or circumstance that could be expected to give rise to any such liability on the part of the Company to any person, or for any such cleanup costs.

     Section 3.20. Agreements Affecting Competition. The Company is not a party
                   --------------------------------
to or is bound by any agreement which presently restricts or precludes the Company or any present or future affiliate of the Company from conducting any business anywhere in the world, or upon the occurrence of any event, the giving of notice or the passage of time, by its terms would have such an effect.

     Section 3.21. Transactions with Related Parties. Except a set forth on
                   ---------------------------------
Schedule 3.21, in connection with customary transactions in the ordinary course
-------------
of business, no officer, director or shareholder of the Company or any relative or affiliate thereof:

          (a)  owes money to the Company;

          (b)  has any claim against the Company;

          (c) has any interest in any property or assets used by the Company in its business;

          (d) has any benefits which are contingent on the transactions contemplated by this Agreement, other than as stated herein;

          (e) has any agreement with the Company that is not terminable by the Company without penalty or notice;

          (f) has any agreement providing severance benefits or other benefits (which are conditioned upon a change of control) after the termination of employment of such employee regardless of the reason for such termination of employment; or

          (g) has any agreement or plan, any of the benefits of which will be increased, vested or accelerated by the occurrence of any of the transactions contemplated by this Agreement.

     Section 3.22. Major Vendors and Customers. Schedule 3.22 sets forth a list
                   ---------------------------  -------------
of each licensor, developer, remarketer, distributor and supplier of property or services to, and each licensee, end-user or customer of, the Company, to whom the Company paid or billed in the aggregate in excess of $25,000 during calendar year 1998 or 1999.

     Section 3.23. Absence of Certain Commercial Practices. Neither the Company,
                   ---------------------------------------
nor any of its directors, officers, agents, affiliates or employees, nor the Shareholder, nor any other person acting on behalf of the Company or the Shareholder, has (a) given or agreed to give any gift or similar benefit having a value of $1,000 or more to any customer, supplier or governmental employee or official or any other person, for the purpose of directly or indirectly furthering the business of the Company, (b) used any corporate funds for contributions, payments, gifts or entertainment, or made any expenditures relating to political activities to government officials or others in violation of any applicable laws, or (c) received any unlawful contributions, payments, gifts or expenditures in connection with the business of the Company.

     Section 3.24. Accounts Receivable. Schedule 3.24 is a complete and accurate
                   -------------------  -------------
schedule of the accounts receivable of the Company as of June 30, 2000, as reflected in the balance sheet as of that date, included in the Financial Statements, together with an accurate aging of these accounts. These accounts receivable, and all accounts receivable of the Company created after that date, arose from valid transactions in the ordinary course of business and, to the best knowledge of the Company and its Shareholder, will be good and collectible at the recorded amounts thereof. No portion of the accounts receivable is subject to counterclaim or setoff.

     Section 3.25. Disclosure. No representation, warranty, or statement made by
                   ----------
the Company or the Shareholder in this Agreement or in any document or certificate furnished or to be furnished to Merger Sub and InterCept pursuant to this Agreement contains or will contain any untrue statement or omits or will omit to state any fact necessary to make the statements contained herein or therein not misleading. All facts known or reasonably available to the Company and the Shareholder that are material to the financial condition, operation, or prospects of the Company's businesses and assets have been disclosed to Merger Sub and InterCept.

     Section 3.26. Year 2000. the Company took, has taken, and is taking all
                   ---------
commercially reasonable actions to insure that its Software, computer hardware, systems, networks and connections operated by it and its vendors and major customers will be able to properly operate and function as intended before, during and after the calendar year 2000 AD without error relating to date data, specifically including any error relating to, or the product of, date data which represents or references different centuries or more than one century or any leap year (the "Year 2000 Issue"). The Company and the Shareholder believe, after diligent investigation, that the systems, software, computer hardware, and the network connections maintained by the Company, are adequately programmed to address the Year 2000 issue during the calendar year 2000 AD and in the future. Copies of any certificates, audits, reports or warranties made by or given to the Company regarding the Year 2000 Issue are attached to this Agreement as Schedule 3.26.
                                                                -------------

     Section 3.27. Securities Law Representations.
                   ------------------------------


     (a) Access to Information. The Company and the Shareholder acknowledge that all documents, records, and books pertaining to InterCept have been made available for inspection by the Company and the Shareholder. The Company and Shareholder have their own advisor or advisors, or a person or persons acting on their behalf, have had an opportunity to ask questions of and receive answers from the officers of InterCept concerning the terms and conditions of the offering of the Merger Shares, and to obtain additional information from the officers of InterCept. All such questions have been answered to the full satisfaction of the Company and Shareholder.

     (b) Statements. The Company and the Shareholder acknowledge that, from time to time, statements about InterCept may be made, in writing or otherwise, that may purport to contain information about InterCept, including in newspaper articles, internet chat rooms and other publications and communications, and that such statements have been and may be materially incorrect or misleading. the Company and the Shareholder agree that neither InterCept nor any of its affiliates or representatives has made any representation or warranty as to the accuracy or completeness of any such information or statements. Furthermore, the Company and the Shareholder have not relied, and will not rely, upon any such statements in making any investment decision in connection with the Merger Shares; rather, the only representations or statements that the Company and the Shareholder have relied upon or will rely upon are those made by InterCept in this Agreement.

     (c) Experience; Investment. the Company and the Shareholder have such knowledge and experience in financial and business matters as to enable such the Company and Shareholder (a) to utilize the information made available to them in connection with the offering of the Merger Shares, (b) to evaluate the merits and risks associated with a purchase of the Merger Shares, and (c) to make an informed decision with respect thereto. the Company and the Shareholder's business and financial experience is such that InterCept could reasonably assume that the Company and the Shareholder have the capacity to protect their own interests in connection with the offer, sale and issuance of the Merger Shares. the Company and the Shareholder are financially capable of bearing the risk of loss of any and all consideration paid for the Merger Shares, and acknowledge that an investment in the Merger Shares involves a high degree of risk, and the purchase price for the Purchased Shares has been determined by negotiation between InterCept and the Company and the Shareholder and may not be indicative of the future value of the securities. Shareholder is acquiring the Merger Shares for his own account, not as a nominee or agent, and not with a view to, or for sale in connection with, any distribution thereof. Shareholder understands that the Merger Shares have not been registered under the Securities Act, or any state securities laws, by reason of specific exemptions from the registration provisions of the Securities Act and such laws that may depend upon, among other things, the bona fide nature of Purchasers' investment intent as expressed herein. Shareholder is an "accredited investor" within the meaning of Regulation D promulgated by the Securities and Exchange Commission under the Securities Act by reason of such Shareholder's net worth in excess of $1,000,000. Shareholder acknowledges that InterCept and its officers, directors and other affiliates will rely upon the representations and warranties made by Shareholder in this Agreement in order to establish an exemption from the registration requirements of the Securities Act and applicable state securities laws and that InterCept shall place legends on the Merger Shares to reflect that the Merger Shares and stop transfer instructions on its books to reflect that the Merger Shares have not been registered under the Securities Act and applicable state laws.

          (d) Transfer. Shareholder will not transfer any Merger Shares without registration under the Securities Act and applicable state securities laws unless the transfer is exempt from registration under the Securities Act and such laws and is made in compliance with the restrictive legends to be placed on the Merger Shares; and in the case of any exemption, Shareholder may only transfer the Merger Shares if InterCept has received an opinion of counsel satisfactory to InterCept that such transaction does not require registration of the Merger Shares. Shareholder acknowledges that the following legends will be placed on the Merger Shares:

     "THESE SHARES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR ANY APPLICABLE STATE SECURITIES LAWS AND MAY NOT BE TRANSFERRED, NOR WILL ANY ASSIGNEE OR ENDORSEE HEREOF BE RECOGNIZED AS AN OWNER FOR ANY PURPOSE UNLESS A REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933 AND ANY STATE SECURITIES LAWS APPLICABLE TO THE SECURITIES SHALL BE IN EFFECT OR UNLESS THE AVAILABILITY OF AN EXEMPTION FROM REGISTRATION WITH RESPECT TO ANY PROPOSED TRANSFER OR DISPOSITION OF THESE SECURITIES SHALL BE ESTABLISHED IN AN OPINION OF COUNSEL SATISFACTORY TO THE CORPORATION.

     THESE SHARES HAVE BEEN ISSUED IN A POOLING-OF-INTERESTS MERGER AND MAY NOT BE RESOLD UNTIL AFTER INTERCEPT RELEASES TO THE PUBLIC ITS FINANCIAL STATEMENTS REFLECTING AT LEAST 30 DAYS OF POST-MERGER OPERATIONS OF THE COMBINED ENTITIES, WHICH DATE IS EXPECTED TO BE NO LATER THAN NOVEMBER 15, 2000."

     Section 3.28. Shareholder's Additional Representations. To induce the
                   ----------------------------------------
Merger Sub and InterCept to enter into this Agreement, the Shareholder represents and warrants to the Merger Sub and InterCept as follows:

          (a) The Shareholder has the right, power, capacity and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby; this Agreement has been duly and validly executed and delivered by the Shareholder and is entered into voluntarily without promise or benefit other than as set forth herein; and this Agreement constitutes the Shareholder's legal, valid and binding obligation, enforceable in accordance with its terms.

          (b) The Shareholder owns, of record and beneficially, valid title to his shares of Company Common Stock, and such shares are free and clear of all Liens, Claims (as defined below) and encumbrances. Other than Company Common Stock owned by the Shareholder, the Shareholder does not own, beneficially or of record, or have any right to acquire, now or in the future, any shares of stock or other securities of any kind of the Company. The execution, delivery and performance of this Agreement by the Shareholder will not conflict with or result in a breach of any agreement, instrument, order, injunction, decree, statute, rule or regulation applicable to the Shareholder or any of its material assets. The execution, delivery and performance of this Agreement by the Shareholder does not require the consent or approval of any third party or governmental agency or authority which has not been obtained (and a copy of which is attached hereto).

          (c) The Shareholder hereby represents and warrants that he is not aware as of the date hereof of any claim (as defined by Section 101 of the United States Bankruptcy Code, as amended), debts, demands, actions, causes of action, suits, accounts, damages and liabilities of any name and nature (collectively, "Claims") that such Shareholder may have, or which such Shareholder is aware may arise in the future against InterCept, Merger Sub or any of their subsidiaries, officers, directors, employees, Shareholder, attorneys, agents, successors, assigns, representatives or affiliates.

          (d) The Shareholder has reviewed with his or her tax advisor the United States federal and state tax consequences of an investment of InterCept Common Stock and the transactions contemplated by this Agreement. The Shareholder is relying solely on such advisors, except for a tax opinion provided to Shareholder in connection with the Merger, and not on any statements or representations of InterCept, the Company or the agent of either, except for the statements, representations and covenants provided in this Agreement, and understands that he and she (and not InterCept or any other party) shall be responsible for his or her own tax liability that will arise as a result of this investment or the transactions contemplated by this Agreement.

                                   ARTICLE 4
          REPRESENTATIONS AND WARRANTIES OF MERGER SUB AND INTERCEPT
          ----------------------------------------------------------

     The Merger Sub and InterCept hereby represent and warrant to the Company and the Shareholder as follows:

          (a) Corporate Existence and Issuance of Shares.  Merger Sub is a
              ------------------------------------------
corporation duly organized, validly existing and in good standing under the laws of the State of Georgia. InterCept is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia. Each of InterCept and Merger Sub is duly qualified to transact business and is in good standing in such jurisdiction in which the nature of property owned or leased by it or the conduct of its business requires it to be so qualified, except where the failure to do so would not have a Material Adverse Effect on their business, taken as a whole. The shares of InterCept Common Stock to be issued in exchange for shares of the Companies when issued will be validly issued and outstanding, fully paid and nonassessable and subject to no preemptive rights.

          (b) Corporate Power and Authorization.  Merger Sub and InterCept have
              ---------------------------------
the corporate power, authority and legal right to execute, deliver and perform this Agreement. The execution, delivery and performance of this Agreement by Merger Sub and InterCept have been duly authorized by all necessary corporate action. This Agreement has been duly executed and delivered by Merger Sub and InterCept and constitutes the legal, valid and binding obligation of Merger Sub and InterCept enforceable against them in accordance with its terms.

          (c) Validity of Contemplated Transactions, etc.  The execution,
              -------------------------------------------
delivery and performance of this Agreement by Merger Sub and InterCept does not and will not violate, conflict with or result in the breach of any term, condition or provision of, or require the consent of any other party to, (a) any existing law, ordinance, or governmental rule or regulation to which Merger Sub or InterCept is subject, (b) any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority which is applicable to Merger Sub or InterCept, (c) the charter documents or By-Laws of, or any securities issued by, Merger Sub or InterCept, or (d) any mortgage, indenture, agreement, contract, commitment, lease, plan or other instrument, document or understanding, oral or written, to which Merger Sub or InterCept is a party or by which either is otherwise bound. Except as aforesaid, no authorization, approval or consent of, and no registration or filing with, any governmental or regulatory official, body or authority is required in connection with the execution, delivery and performance of this Agreement by Merger Sub or InterCept.

          (d) Broker's or Finder's Fees.  Neither InterCept nor Merger Sub has
              -------------------------
authorized any person to act as broker, finder, or in any other similar capacity in connection with the transactions contemplated by this Agreement.

          (e) Current Public Information; Financial Statements.  InterCept
              ------------------------------------------------
represents and warrants to the Shareholder that it is a "reporting issuer" and has a class of securities registered under Section 12(g) of the Securities Exchange Act of 1934, (the "1934 Act"). InterCept has made available to the Shareholder copies of InterCept's Form 10-K annual Report for the year ended December 31, 1999 and Form 10-Q for the fiscal quarter ended June 30, 2000 (collectively, the "SEC Reports"). Such SEC Reports, at the time filed, complied as to form in all material respects with the requirements of the 1934 Act. None of the SEC Reports contains any untrue statement of material fact or omits to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading. The financial statements (including, in each case, any notes thereto) contained in the SEC Reports were prepared in accordance with GAAP and fairly presented the financial position, results of operations and cash flows of InterCept and its consolidated subsidiaries as at the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which were not and are not expected, individually or in the aggregate, to be material in amount).

          (f) Litigation.  Except as disclosed in the SEC Reports, there is no
              ----------
action, suit or proceeding before or by any court or governmental agency or body, domestic or foreign, now pending against InterCept or Merger Sub, or any of its or their properties, which, if decided adversely to InterCept (1) could reasonably be expected to result in any Material Adverse Effect on InterCept, or which could reasonably be expected to materially and adversely affect the properties or assets of InterCept and Merger Sub or (2) could reasonably be expected to materially and adversely affect the ability of InterCept and Merger Sub to perform its or their obligations pursuant to this Agreement.


          (g) Absence of Undisclosed Liabilities.  Neither InterCept nor any of
              ----------------------------------
its subsidiaries has any material obligation or liability except (1) as reflected in the SEC Reports and other reports or other public disclosures made prior to the date of this Agreement, and (2) for commitments and obligations made, or liabilities incurred, in the ordinary course of business consistent with past practice since December 31, 1998. Since December 31, 1998, neither InterCept nor Merger Sub has incurred or paid any obligation or liability that, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on InterCept and Merger Sub.

          (h) Taxes and Tax Returns.  Each of InterCept and Merger Sub has duly
              ---------------------
filed all Returns required to be filed by it in respect of any United States federal, state or local income Taxes and has duly paid all such Taxes due and payable as finally determined by the applicable Governmental Authority, other than Taxes which are being contested in good faith. Each of InterCept and Merger Sub has established on its books and records reserves that are adequate for the payment of all income Taxes not yet due and payable, but that are incurred in respect of InterCept and Merger Sub through such date. Each of InterCept and Merger Sub has complied in all material respects with their legal obligations relating to the payment and withholding of income Taxes.

            (i)   Disclosure.  No representation, warranty, or statement made by
                  ----------
InterCept or Merger Sub in this Agreement or in any agreement or certificate furnished or to be furnished by InterCept or Merger Sub to the Company or the Shareholder pursuant to this Agreement contains or will contain any untrue or incomplete statement or omits or will omit to state any fact necessary to make the statements contained in this Agreement or in such document or certificate not misleading in any material respect. All facts known or reasonably available to InterCept or Merger Sub that are material to the financial condition and operations of InterCept and Merger Sub have been disclosed to the Company and the Shareholder.


                                   ARTICLE 5
                    COVENANTS AND AGREEMENTS OF THE PARTIES
                    ---------------------------------------

     Section 5.1. Shareholder Approved by Unanimous Consent. By signing this
                  -----------------------------------------
Agreement, the Shareholder agrees that he is evidencing his irrevocable approval in all respects to the transactions contemplated by this Agreement. The Shareholder hereby waives his right to assert dissenter's or appraisal rights or other rights or Claims which may hinder or delay the Merger.

     Section 5.2. Affiliates. On the Closing Date, the Company shall deliver to
                  ----------
InterCept copies of letter agreements, each substantially in the form of Exhibit
                                                                         -------
5.2, executed by all directors, executive officers, the Shareholder and by any
---
other person who is an "affiliate" of the Company for purposes of Rule 145 under the Securities Act of 1933 (the "1933 Act") and who will receive any of the Merger Shares in connection with the Merger providing that such person will not sell, pledge, transfer or otherwise dispose of any shares of Company Common Stock held by such "affiliate" and the shares of InterCept Common Stock to be received by such "affiliate" in the Merger: (i) in the case of shares of InterCept Common Stock only, except in compliance with the applicable provisions of the 1933 Act and the rules and regulations thereunder; and (ii) during the periods during which any such sale, pledge, transfer or other disposition would, under GAAP or the rules, regulations or interpretations of the SEC, disqualify the Merger for pooling-of-interest accounting treatment, except as permitted by Staff Accounting Bulletin No. 76 issued by the Securities and Exchange Commission (the "SEC"). The certificates of InterCept Common Stock issued to "affiliates" of the Company will bear an appropriate legend reflecting the foregoing and InterCept shall be entitled to issue stop orders to the transfer agent for InterCept Common Stock consistent with the terms of such letters. The parties understand that such periods in general encompass the period commencing 30 days prior to the Merger and ending at the time of the publication of financial results covering at least 30 days of combined operations of InterCept and the Company within the meaning of Section 201.01 of the SEC's Codification of Financial Reporting Policies.

     Section 5.3. Pooling of Interests. Each party shall use all commercially
                  --------------------
reasonable efforts and shall in good faith attempt to cause the Merger to qualify for pooling-of-interests accounting treatment. Each party represents and warrants that its past transactions status conform to the conditions set forth in Exhibit 5.3 hereto and covenants that it has no planned transactions that
   -----------
would be contrary to any of the conditions set forth in Exhibit 5.3.
                                                        -----------

     Section 5.4. Employee Benefit Plans. Notwithstanding anything in this
                  ----------------------
Agreement to the contrary, the Company and the Shareholder do hereby agree and covenant that, (i) as of the Closing, the Company shall not sponsor any Benefit Plan or Applicable Benefit Plan (defined hereinafter); (ii) immediately prior to the Closing, each Applicable Benefit Plan shall have been terminated; and (iii) as of the Closing, the Company shall not have any liability, or responsibility to act or omit to act in any regard, in relation to any Benefit Plan or Applicable Benefit Plan. It is agreed and understood that prior to Closing, the Company will fund and then terminate its 401(k) Plan and will pay out the cash bonuses in the approximate amount of $950,000 accrued on its financial statements. The Shareholder shall indemnify the Company (and Merger Sub as successor to the Company ) for the payment of all costs of coverage, administrative, and other fees, costs, expenses and other charges incurred by Merger Sub or by InterCept related to each and every "group health plan" (within the meaning of Internal Revenue Code of 1986, as amended ("Code"), section 4980B(g)(2)) relating to the Company with respect to coverage required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, for or with respect to employees (and their applicable dependents) of the Company, (including, without limitation, such employees (and their applicable dependents) whose employment terminated or is terminated, for any reason or no reason, at any time on or before the Closing. Intercept, Merger Sub and their respective legal counsel shall be entitled to obtain any and all documents and other information (whether written or unwritten), from any and all persons and entities, relating to one or more of the Applicable Benefit Plans. For purposes of this Section 5.4, the phrase "Benefit Plan" shall include, without limitation, (i) each pension, retirement, profit-sharing, cash or deferred, deferred compensation, stock option, phantom stock, stock appreciation rights, employee stock ownership, severance pay, vacation, paid time off, education-reimbursement, bonus, incentive, and other or similar plan, program or other arrangement, (ii) each cafeteria, Section 125, medical, vision, dental, disability, death benefit, life insurance, health and/or accident plan, program or other arrangement, (iii) each written or unwritten employee or other or similar program, arrangement, agreement or understanding, whether arrived at through collective bargaining or otherwise, and (iv) each other employee benefit plan, voluntary employees' beneficiary association, fringe benefit plan, and other or similar plan, program or other arrangement, agreement or understanding, including, without limitation, each "employee benefit plan," as that term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended. The phrases "Applicable Benefit Plan" and "Applicable Benefit Plans" shall include, without limitation, (i) each and every Benefit Plan which, at any time up to the Closing, was sponsored by, was contributed to or required to be contributed to by, or was otherwise connected with, the Company.

     Section 5.5. Tax-Free Status.  The parties hereto intend that the
                  ---------------
Merger shall be treated as a tax-free reorganization under the Code, shall report the Merger as such for federal and state income tax purposes, have taken no action and shall take no action after the Effective Time to adversely affect the status of the Merger as a tax-free reorganization under the Code.


                                   ARTICLE 6
       CONDITIONS PRECEDENT TO MERGER SUB'S AND INTERCEPT'S OBLIGATIONS
       ----------------------------------------------------------------

     The obligations of Merger Sub and InterCept to consummate the transactions contemplated by this Agreement are subject to the satisfaction, at or before the Closing, of all the conditions set forth below (with the effectiveness of all agreements listed below being expressly conditioned upon consummation of the Merger. The Merger Sub and InterCept may waive any or all of these conditions in whole or in part without prior notice; provided, however, that except to the
                                          --------  -------
extent, if any, that such waiver constitutes an election of remedies under Georgia law, no such waiver of a condition shall constitute a waiver by the Merger Sub or InterCept of any of their other rights or remedies, at law or in equity, if the Company or the Shareholder shall be in default of any of their representations, warranties or covenants under this Agreement.

     Section 6.1. Accuracy of Representations. The representations and
                  ---------------------------
warranties of the Company and the Shareholder in this Agreement or any Schedule hereto or in any written statement delivered by any of them at the Closing to the Merger Sub or InterCept shall be true in all material respects as of the date hereof.

     Section 6.2. Performance of the Company and Shareholder. The Company and
                  ------------------------------------------
the Shareholder shall have performed, satisfied and complied with all covenants, agreements and conditions required by this Agreement to be performed or complied with by them on or before the Closing Date.

     Section 6.3. Material Changes. During the period from December 31, 1999 to
                  ----------------
the Closing Date, there shall not have been any material adverse change in the financial condition or the results of operations of the Company, and the Company shall not have sustained any material loss or damage to its assets, whether or not insured, that materially affects its ability to conduct a material part of its business.

     Section 6.4. Absence of Litigation. No action, suit or proceeding before
                  ---------------------
any court, governmental body or authority, other than routine regulatory and tax inspections, audits and reviews, pertaining to the transactions contemplated by this Agreement or its consummation, shall have been instituted or threatened.

     Section 6.5. Certificates of the Company and Shareholder. The Merger Sub
                  -------------------------------------------
and InterCept shall have received certificates, dated the Closing Date, signed by the Company and the Shareholder, certifying that the conditions specified in Sections 6.1, 6.2, 6.3 and 6.4 have been fulfilled.

     Section 6.6.  Corporate Approval. The execution and delivery of this
                   ------------------
Agreement by the Company, and the performance of their covenants and obligations hereunder, shall have been duly authorized by the Company's Boards of Directors and the Shareholder, and the Merger Sub and InterCept shall have received copies of all resolutions or consents pertaining to those authorizations, certified by the Secretary of the Company.

     Section 6.7.  Approvals. This Agreement and the transactions contemplated
                   ---------
hereby shall have received all approvals, consents, authorizations and waivers from governmental and regulatory agencies and other third parties (including lenders and lessors) required to consummate the transactions contemplated hereby, which, either individually or in the aggregate, if not obtained would have a Material Adverse Effect.

     Section 6.8.  Opinion of Counsel. InterCept shall have received an opinion
                   ------------------
of Gerrish & McCreary, P.C., counsel to the Company, dated the Closing Date, in form and substance reasonably satisfactory to the Company, covering the matters set forth on Exhibit 6.9.
             -----------

     Section 6.9.  Pooling. Management of InterCept and Merger Sub shall have
                   -------
received an opinion from Arthur Andersen LLP on or prior to Closing that the Merger will qualify for pooling-of-interests accounting treatment.

     Section 6.10. Escrow Agreement. The Shareholder shall have executed and
                   ----------------
delivered the Escrow Agreement in the form attached hereto as Exhibit 2.3(a).
                                                              --------------

     Section 6.11. Nonsolicitation and Confidentiality Agreements.  At or prior
                   ----------------------------------------------
to Closing, the Shareholder shall have entered into a nonsolicitation and confidentiality agreement substantially in the form attached hereto as Exhibit
                                                                       -------
6.11 the effectiveness of which shall be expressly contingent upon the
----
occurrence of Closing.


                                   ARTICLE 7
                     CONDITIONS PRECEDENT TO COMPANY'S AND
                     -------------------------------------
                         THE SHAREHOLDER'S OBLIGATIONS
                         -----------------------------

     The obligations of the Company and the Shareholder to consummate the transactions contemplated by this Agreement are subject to the satisfaction, at or before the Closing, of all the conditions set forth below. The Company and the Shareholder may waive any or all of these conditions in whole or in part without prior notice; provided, however, that no such waiver of a condition
                      --------  -------
shall constitute a waiver by the Company or the Shareholder of any of their other rights or remedies, at law or at equity, if the Merger Sub or InterCept shall be in default of any of their representations, warranties or covenants under this Agreement.

     Section 7.1.  Accuracy of Representations.  The representations and
                   ---------------------------
warranties by the Merger Sub and InterCept in this Agreement or in any written statement delivered to the

Company and the Shareholder under this Agreement shall be true in all material respects as of the date hereof and on and as of the Closing Date as though made at that time.

     Section 7.2. Performance of Merger Sub and InterCept.  The Merger Sub and
                  ---------------------------------------
InterCept shall have performed, satisfied and complied with all covenants, agreements and conditions required by this Agreement to be performed or complied with by it on or before the Closing Date.

     Section 7.3. Absence of Litigation.  No action, suit or proceeding before
                  ---------------------
any court, governmental body or authority, other than routine regulatory and tax inspections, audits and reviews, pertaining to the transactions contemplated by this Agreement or its consummation, shall have been instituted or threatened.

     Section 7.4. Certificates of the Merger Sub. The Company shall have
                  ------------------------------
received a certificate, dated the Closing Date, signed by the Merger Sub's and InterCept's president or vice president and secretary or assistant secretary, certifying that the conditions specified in Sections 7.1, 7.2 and 7.3 have been fulfilled.

     Section 7.5. Corporate Approval.  The execution and delivery of this
                  ------------------
Agreement by the Merger Sub and InterCept and the performance of their respective covenants and obligations hereunder, shall have been duly authorized by the Board of Directors of Merger Sub and InterCept and the sole shareholder of Merger Sub. The Shareholder and the Company shall have received copies of all resolutions pertaining to these authorizations, certified by their respective corporate secretaries.

     Section 7.6. Third Party Approvals.  This Agreement and the transactions
                  ---------------------
contemplated hereby shall have received all approvals, consents, authorizations and waivers from governmental and regulatory agencies required to consummate the transactions, which, either individually or in the aggregate, if not obtained would have a Material Adverse Effect on the financial condition, results of operation or business of the Company.

     Section 7.7. Opinion of InterCept's Counsel.  The Company and the
                  ------------------------------
Shareholder shall have received the opinions of Nelson Mullins Riley & Scarborough, L.L.P., counsel to InterCept, dated the Closing Date, in form and substance reasonably satisfactory to the Company and the Shareholder, covering the matters set forth on Exhibit 7.7 and the federal income tax consequences of
                         -----------
the Merger set forth on Exhibit 7.7(b).
                        --------------

     Section 7.8. Registration Rights Agreement.  The Shareholder shall have
                  -----------------------------
received a Registration Rights Agreements, substantially in the form attached hereto as Exhibit 7.8 executed by InterCept.
          -----------


                                   ARTICLE 8
                                    CLOSING
                                    -------

     Section 8.1. Time and Place of Closing.  The closing ("Closing") of the
                  -------------------------
transactions contemplated hereunder shall take place as soon as practicable on execution and delivery of this Agreement on such date as the parties shall agree, but in no event later than August 31, 2000 ("Closing Date"), and effective as of the Effective Time. The Closing shall take place at the offices of Nelson Mullins Riley & Scarborough, L.L.P., 999 Peachtree Street, Suite 1400, Atlanta, Georgia 30309 at 10:00 a.m., Atlanta Time, on the Closing Date.

     Section 8.2. Deliveries by the Company and the Shareholder. At the Closing,
                  ---------------------------------------------
the Company and the Shareholder shall deliver to Merger Sub and InterCept:

          (a) stock certificates evidencing all of the shares of Company Common Stock, canceled or duly endorsed in blank or with stock powers endorsed in blank;

          (b) Charter of the Company, certified by the Secretary of State of the State of Tennessee, and a true and correct copy of the Bylaws of the Company, certified as of the Closing Date by the Secretary of the Company;

          (c) good standing certificates relating to the Company from the State of Tennessee and each other jurisdiction in which the Company is qualified to conduct business;

          (d) the corporate seal and all stock ledgers and minute books of the Company in existence as of the Closing, accompanied by a certificate of the Secretary of the Company certifying that the stock ledgers and minutes books are, to the best of her information and belief, true, correct and complete as of the Closing Date;

          (e) the Merger Documents, including the Articles of Merger and Plan of Merger, duly executed by the Company and the Shareholder;

          (f) a Secretary's Certificate attesting to the incumbency of the officers of the Company executing this Agreement and the other certificates and agreements delivered by the Company at the Closing; and

          (g)  the documents and instruments referred to in Article 6 hereof.

     Section 8.3. Deliveries by Merger Sub and InterCept. At the Closing, Merger
                  --------------------------------------
Sub and InterCept shall deliver to the Company and the Shareholder:

          (a) a Secretary's Certificate attesting to the incumbency of the officers of Merger Sub and InterCept executing this Agreement and the other certificates and agreements delivered by Merger Sub and InterCept at the Closing;

          (b) resolutions of the Board of Directors of Merger Sub and the acquisition committee of the Board of Directors of InterCept authorizing the execution and delivery of this

Agreement and the performance of the transactions contemplated hereby, certified by the respective Secretary of Merger Sub and InterCept;

          (c) the Merger Documents, including the Articles of Merger and Plan of Merger, duly executed by Merger Sub and InterCept, as applicable; and

          (d)  the documents and instruments referred to in Article 7 hereof.

     Section 8.4. Post Closing Deliveries and Power of Attorney.  The
                  ---------------------------------------------
Shareholder, InterCept and Merger Sub agree that, from time to time after the Closing, each of them will execute and deliver such further instruments of conveyance and transfer and take such other action as may be necessary to carry out the purposes and intent of this Agreement. The Shareholder absolutely and irrevocably appoints Donny R. Jackson, the President of InterCept, and Scott R. Meyerhoff, the Chief Financial Officer of InterCept, and each of them and their successors holding the same officer positions with InterCept, as his true and lawful agent and attorney-in-fact, with full power of substitution, in the name of the Shareholder, to execute and do all such assurances, acts and things which the Shareholder has covenanted and agreed to do under this Agreement but which the Shareholder has failed to execute or do within three days of Merger Sub's or InterCept's request therefor, including but not limited to executing, on behalf of the Shareholder, such transfer or conveyance documents and other agreements that Merger Sub or InterCept may deem proper in and for the exercise of any such powers, authorities or discretion. This Power of Attorney grants to such officers of InterCept, as agent for the Shareholder, all powers granted to agents and attorneys-in-fact generally under applicable law. The Shareholder hereby ratifies and confirms and agrees to ratify and confirm whatever lawful acts such officers shall do in the exercise of the power of attorney granted hereby, which power of attorney shall be deemed to be coupled with an interest, is irrevocable and shall survive the disability, incapacity or incompetency of the Shareholder.


                                   ARTICLE 9
                           SURVIVAL; INDEMNIFICATION
                           -------------------------

     Section 9.1. Survival. The parties' respective representations and
                  --------
warranties contained in this Agreement will survive execution and delivery of this Agreement and Closing and shall remain in full force and effect until December 31, 2001; provided, however, that the representations and warranties
                   --------  -------
set forth in Section 3.16 shall survive until expiration of any applicable statute of limitations (including any extensions thereof) which will preclude assertion of Tax claims against the Company for matters existing on or prior to the date of this Agreement. Any claim made or notice of a claim given as to any breach or alleged breach of a representation or warranty shall extend the applicable survival period set forth above until such claim has been resolved and satisfied by agreement of the parties or by the entry of a final, non-appealable judgment of a court having jurisdiction over such claim.

     SECTION 9.2.   Indemnification.
                    ---------------

          (a)  Indemnification by Shareholder.  Subject to the terms of this
               ------------------------------
Article 9, the Shareholder hereby covenants and agrees to indemnify, defend, save and hold harmless Merger Sub, InterCept and the Surviving Corporation and their respective officers, directors, employees, agents, affiliates or any of their respective successors, predecessors, assigns or personal representatives (collectively, the "InterCept Indemnified Parties"), from and against any demands, claims, actions, losses, damages, deficiencies, liabilities, costs and expenses (including, without limitation, reasonable attorneys' and accountants' fees and expenses), together with interest and penalties, if any, awarded by court order or otherwise agreed to (collectively, "Indemnifiable Damages"), suffered by the InterCept Indemnified Parties which arise out of or result from:

               (i) any misrepresentation in or breach of any of the representations, warranties or covenants made by the Company or the Shareholder in this Agreement;

               (ii) any misrepresentation in a document, certificate or affidavit delivered by or on behalf of the Company or the Shareholder in connection with this Agreement;

               (iii) the continued existence after the execution of this Agreement of any Lien in violation of this Agreement;

               (iv) any guaranty, Claim against or other material liability of the Company not otherwise disclosed hereunder or in any Schedule hereto, including but not limited to, any claims relating to any unpaid Taxes; or

               (v) any claim alleging misconduct of, by or under the control of the Company or the Shareholder which is criminal or of a grossly negligent character that is attributable to events occurring prior to the execution of this Agreement.

          (b)  Indemnification by Merger Sub and InterCept.  Subject to the
               -------------------------------------------
terms of this Article 9, Merger Sub and InterCept hereby covenant and agree to indemnify, defend, save and hold harmless the Shareholder and his representatives, trustees and permitted assigns from and against any Indemnifiable Damages suffered by them which arise out of or result from:

               (i) any misrepresentation in or breach of any of the representations, warranties or covenants made by Merger Sub or InterCept in this Agreement;

               (ii) any misrepresentation in a document, certificate or affidavit delivered by or on behalf of Merger Sub or InterCept in connection with this Agreement; or

               (iii) any claim alleging misconduct of, by or under the control of the InterCept or the Merger Sub which is criminal or of a grossly negligent character that is attributable to events occurring prior to the execution of this Agreement.

          (c)  Limitations on Amount.  None of InterCept, Merger Sub or the
               ---------------------
Shareholder will have liability (for indemnification or otherwise) with respect to the matters described in clause 9.2(a) or 9.2(b) or for any other matter unless and until the total of all damages with respect to such matters exceeds $25,000. However, this provision in Section 9.3(c) will not apply to any breach of any of the representations and warranties of the Company, the Shareholder, InterCept or the Merger Sub where the party had knowledge at any time prior to the date on which such representation or warranty is made that the representation or warranty was not accurate. Further, the provisions of this
Section 9.3(c) will not apply to an intentional breach by any party of any covenant or obligation.

     SECTION 9.3.   Procedure for Third-Party Claims.
                    --------------------------------


          (a) Promptly after obtaining knowledge of any claim or demand which has given rise to, or could reasonably give rise to, a claim for indemnification hereunder, the party seeking indemnification shall give written notice of such claim ("Notice of Claim") to the other party in accordance with the terms of the Escrow Agreement. The Notice of Claim shall set forth a brief description of the facts giving rise to such claim and the amount (or a reasonable estimate) of the liability, loss, damage or expense suffered, or which may be suffered, by the party seeking indemnification, and shall be accompanied by all documentation in the case of a third-party claim against the indemnified party.

          (b) In the case of a claim between the parties hereto, the terms of the Escrow Agreement shall control the resolution of such claim. In the case of a third party claim, upon receiving the Notice of Claim, the indemnifying party shall resist, settle or otherwise dispose of such claim in such manner as it shall deem appropriate, including the employment of counsel, and shall be responsible for the payment of all settlements, judgments, costs and expenses, including the reasonable fees and expenses of any counsel retained. The indemnified party shall have the right to employ separate counsel in any such action and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the indemnified party's expense unless:

               (i) the employment has been specifically authorized by the indemnifying party in writing;

               (ii) the indemnifying party has improperly failed to assume the defense and employ counsel; or

               (iii) the named parties to any action (including any impleaded parties) include the Merger Sub, InterCept and/or the Company or the Shareholder, and the indemnified party has been advised by such counsel that representation of Merger Sub,

     InterCept and/or the Company or the Shareholder by the same counsel would be inappropriate under applicable standards of professional conduct due to actual or potential differing interests between them (in which case, if the indemnified party notifies the indemnifying party in writing that the indemnified party elects to employ separate counsel at the expense of the indemnifying party, the indemnifying party shall have neither the right nor the obligation to assume the defense of such action on behalf of the indemnified party).

               (c) The party seeking indemnification shall comply with the foregoing procedure for each claim arising hereunder, whether or not the amount of such claims exceeds any minimum amount. All Notices of Claim for general contingencies must be delivered within the time frame permitted by the Escrow Agreement for the party making such claim(s) to collect from the Escrow Fund, as defined in the Escrow Agreement. The indemnified party shall cooperate with the indemnifying party in defending any such claim and provide any books, records, information or testimony requested, which is in the hands of or under the control of the indemnified party or obtainable by the indemnified party without unreasonable expense.


                                  ARTICLE 10
                               OTHER AGREEMENTS
                               ----------------

     SECTION 10.1.  Effective Date.  Notwithstanding the actual date of
                    --------------
execution and delivery of this Agreement, the parties agree that, for all purposes (including legal, tax and accounting), this Agreement shall be deemed dated and effective as of August 29, 2000.


     SECTION 10.2.  Arbitration.  Any dispute, controversy or claim arising out
                    -----------
of or relating to this Agreement or any other related Merger Documents, agreements, certificates or other writing, or the breach, termination, construction, validity or enforceability hereof or thereof, shall be settled by binding arbitration held in Atlanta, Georgia in accordance with the rules of the American Arbitration Association in force at the time. Termination or limitation of the Merger Sub's or InterCept's rights in any of its software, products, or any associated intellectual property rights or documents may not be awarded under any circumstances. The right to demand arbitration and to receive damages and obtain other available remedies as provided hereunder shall be the exclusive remedy in the event an arbitration demand is made, except that the Merger Sub and/or InterCept shall be entitled to obtain equitable relief, such as injunctive relief, from any court of competent jurisdiction to protect its rights in any of its software products or any associated intellectual property rights or documents while such proceeding is pending or in support of any award made pursuant to such arbitration.

                                  ARTICLE 11
                                 MISCELLANEOUS
                                 -------------


     SECTION 11.1.  Integration; Severability.  This Agreement represents the
                    -------------------------
entire understanding of the Company , Merger Sub, InterCept and the Shareholder with respect to the subject matter hereof and there are no other written or oral agreements or understandings between the parties with respect thereto. If for any reason any term, provision or portion thereof of this Agreement is held to be unenforceable, invalid or illegal, such provision or portion thereof shall be deemed modified to the minimum extent necessary to make such provision consistent with the applicable law and the remaining portions and provisions of this Agreement shall continue in full force and effect thereafter.

     SECTION 11.2.  Expenses.  All legal, accounting and other costs and
                    --------
expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

     SECTION 11.3.  Notices.  All notices hereunder shall be sufficiently given
                    -------
for all purposes hereunder if in writing and delivered personally, sent by documented overnight delivery service, or to the extent receipt is confirmed, facsimile, or other electronic transmission service to the appropriate address or number as follows:

     To the Shareholder:
          Al Shiver
          1728 Murphy Meyers Road
          Maryville, TN  37803
          Telephone:  (828) 982-3220

     with a copy to:
          J. Franklin McCreary
          Gerrish & McCreary, P.C.
          222 Second Avenue North, Suite 424
          Nashville, TN  37201
          Telephone:     (615) 251-0900
          Facsimile:     (615) 251-0975


     To the Company:
          Advanced Computer Enterprises, Incorporated
          202 East Broadway
          Maryville, Tennessee 37804

     To Merger Sub:

          ACE Acquisition Corp.
          c/o The InterCept Group, Inc.
          3150 Holcomb Bridge Road, Suite 200
          Norcross, Georgia  30071
          Attn: Donny R. Jackson, President and Chief Operating Officer
          Facsimile: (770) 248-9600

     To InterCept:

          The InterCept Group, Inc.
          3150 Holcomb Bridge Road, Suite 200
          Norcross, Georgia  30071
          Attn:  John W. Collins, Chairman and Chief Executive Officer
          Facsimile: (770) 248-9600

          With a copy to:

          Neil E. Grayson, Esq.
          Nelson Mullins Riley & Scarborough, L.L.P.
          First Union Plaza - Suite 1400
          999 Peachtree Street, N.E.
          Atlanta, Georgia  30309
          Facsimile:  (404) 817-6113


     SECTION 11.4.  Public Announcements.  The Company and the Shareholder shall
                    --------------------
not make any public announcement or other public disclosure regarding this Agreement or its terms without the consent of the Merger Sub or InterCept except to the extent that such disclosure is required by applicable law. Notwithstanding the foregoing, the parties may communicate with their respective employees, customers, suppliers, creditors, Shareholder and relevant governmental agencies as may be necessary and appropriate in connection with the implementation and consummation of the terms of this Agreement.

     SECTION 11.5.  Invalidity of any Part.  In any provision or part of this
                    ----------------------
Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and shall be construed as if such invalid, illegal or unenforceable provision or part thereof had never been contained herein, but only to the extent of its invalidity, illegality, or unenforceability.

     SECTION 11.6.  Remedies.  Each of the parties acknowledges that money
                    --------
damages would not be a sufficient remedy for any breach of this Agreement and that irreparable harm would result if this Agreement were not specifically enforced. Therefore, the rights and obligations of the parties under this Agreement shall be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith. A party's right to specific performance shall be in addition to all other legal or equitable remedies available to such party.

     SECTION 11.7.  Assistance of Counsel.  Each party hereto acknowledges that
                    ---------------------
they have had the assistance of counsel in negotiating and preparing the terms of this Agreement; therefore, this Agreement shall be construed without regard to any presumption or other rule requiring construction against the party causing the Agreement to be drafted.

     SECTION 11.8.  Governing Law and Jurisdiction.  This Agreement shall be
                    ------------------------------
interpreted and enforced construed in accordance with the laws of the State of Georgia (excluding conflict of laws principles). The parties consent to the exclusive jurisdiction and venue of the courts of any county in the State of Georgia and the United States District Court for any District of Georgia in any action or judicial proceeding brought to enforce, construe or interpret this Agreement or any other documents or agreements contemplated hereby. The parties agree that any forum other than the State of Georgia is an inconvenient forum and that a suit (or non-compulsory counterclaim) brought by any party against Merger Sub or InterCept or any of their affiliates (including the InterCept Indemnified Parties) in a court of any state other than the State of Georgia should be forthwith dismissed or transferred to a court located in the State of Georgia.

     SECTION 11.9.  Assignment; Amendments; Binding Agreement.  The Shareholder
                    -----------------------------------------
may not assign any of his rights or responsibilities hereunder without the prior written consent of the Merger Sub or InterCept; any attempted assignment without such prior written consent of the Merger Sub or InterCept shall be null and void. Neither InterCept nor Merger Sub may assign any of its rights or responsibilities hereunder, except to Subsidiaries or other affiliates of InterCept, without the prior written consent of the Shareholder; any attempted assignment without such prior written consent of the Shareholder shall be null and void. No amendment or modification of this Agreement shall be binding unless the same shall be in writing and executed by the parties hereto. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their successors, representatives, receivers, trustees and permitted assigns.

     SECTION 11.10. Counterparts; Facsimiles.  This Agreement may be executed in
                    ------------------------
two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. To the maximum extent permitted by law or by any applicable governmental authority, any document may be signed and transmitted by facsimile with the same validity as if it were an ink-signed document.

                       [Signatures Appear on Next Page]

     IN WITNESS WHEREOF, this Acquisition and Merger Agreement has been executed by each of the parties as of the date first above written.

Witness:                                                ACE Acquisition Corp.

/s/ William J. Ching                                    By: /s/ John W. Collins
-----------------------------------------------            -----------------------------------------------
                                                                Name:  John W. Collins
                                                                Title: President

Witness:                                                The InterCept Group, Inc.

/s/ William J. Ching                                    By: /s/ John W. Collins
-----------------------------------------------            -----------------------------------------------
                                                                Name:  John W. Collins
                                                                Title: Chief Executive Officer

Witness:                                                Advanced Computer Enterprises, Incorporated

/s/ Diane Shiver                                        By: /s/ Al Shiver
-----------------------------------------------            -----------------------------------------------
                                                                Name:  Al Shiver
                                                                Title: President

                                                        Shareholder

State of Georgia                                        /s/ Al Shiver
                                                        --------------------------------------------------
                                                        Al Shiver
County of Cobb County


The foregoing instrument was acknowledged before me this 29th day of August, 2000, by Al Shiver. Witness my hand and official seal.

         /s/ Rebecca N. Stallworth
-----------------------------------------------
Notary Public
My commission expires:  October 2, 2000

   [Affix Notarial Seal]